As filed with the Securities and Exchange Commission on August 1, 2002
                                                      Registration No. 333-

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM S-3
                             REGISTRATION STATEMENT
                                      Under
                           The Securities Act Of 1933



                            GP STRATEGIES CORPORATION
             (Exact name of registrant as specified in its charter)

                 Delaware                                       13-1926739
       (State or other jurisdiction                         (I.R.S. Employer
     of incorporation or organization)                   Identification Number)

                         9 West 57th Street, Suite 4170
                               New York, NY 10019
                                 (212) 826-8500
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)

                                Jerome I. Feldman
                             Chief Executive Officer
                            GP Strategies Corporation
                         9 West 57th Street, Suite 4170
                               New York, NY 10019
                                 (212) 826-8500
              (Name and address, including zip code, and telephone
               number, including area code, of agent for service)



                                    Copy to:

                             Robert J. Hasday, Esq.
                                Duane Morris LLP
                              380 Lexington Avenue
                               New York, NY 10168
                                 (212) 692-1000
                               Fax: (212) 692-1020



     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
|-|

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|



                         CALCULATION OF REGISTRATION FEE

===============================================================================


                                                                                   Proposed
                                                                  Proposed          Maximum
                                              Amount              Maximum          Aggregate
      Title of Each Class of                  To be            Offering Price      Offering          Amount of
    Securities to be Registered           Registered(1)         Per Share(2)      Price(1)(2)    Registration Fee
-------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------
Common  Stock, par value  $.01 per        3,934,661 Shares         $4.375       $17,214,141.88       $1,583.70
share(3)
===================================================================================================================


(1) The securities being registered hereby consist of shares of common stock offered from time to time for resale by certain selling security holders, including shares of common issuable upon conversion of shares of Class B stock owned by such selling security holders.
(2) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) of Regulation C under the Securities Act of 1933, as amended, based upon the average of the high and low prices per share of the Company's common stock, on July 26, 2002, on the New York Stock Exchange.
(3) Includes preferred share purchase rights. Prior to the occurrence of specified events, the rights will not be exercisable or evidenced separately from the common stock.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting any offer to buy these securities in any state where the offer or sale is not permitted.




                   SUBJECT TO COMPLETION, DATED AUGUST 1, 2002

PROSPECTUS



                        3,934,661 Shares of Common Stock



     We have prepared this prospectus to allow the selling stockholders we identify herein to sell up to 3,334,661 shares of our common stock and up to 600,000 additional shares of our common stock issuable upon conversion of shares of our Class B stock. We will not receive any proceeds from shares of common stock sold by the selling stockholders.

     Our common stock is listed on the New York Stock Exchange under the symbol "GPX." On August __, 2002, the last sale price of the common stock was $______.

     Investing in our common stock involves risks. See "Risk Factors" beginning on page 3.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.





















                 The date of this Prospectus is August __, 2002

                                TABLE OF CONTENTS

                                                                        Page
         THE COMPANY.....................................................3

         RISK FACTORS....................................................3

         SELLING STOCKHOLDERS............................................7

         PLAN OF DISTRIBUTION............................................9

         LEGAL MATTERS...................................................9

         EXPERTS........................................................10

         WHERE YOU CAN FIND MORE INFORMATION............................10



     You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.



                Special Note Regarding Forward-Looking Statements

     This prospectus contains "forward-looking" statements that have been made pursuant to the Private Securities Litigation Reform Act of 1995 which reflect our expectations regarding our future growth, results of operations, performance and business prospects and opportunities. Wherever possible, words such as "anticipate," "believe," "plan," "expect" and similar expressions have been used to identify these forward-looking statements. These statements reflect our current beliefs and are based on information currently available to us. Accordingly, these statements are subject to risks and uncertainties, including those listed under "Risk Factors," which could cause our actual growth, results, performance and business prospects and opportunities to differ from those expressed in, or implied by, these statements. Except as otherwise required by federal securities law, we are not obligated to update or revise these forward-looking statements to reflect new events or circumstances.

                                   THE COMPANY

     We are a New York Stock Exchange company. Our principal operating subsidiary, General Physics Corporation, is a workforce development company that improves the effectiveness of organizations by providing training, management systems and engineering services to meet the specific needs of clients. Programs have been developed for service managers and executives, engineers, sales associates, plant operators, the maintenance and purchasing workforces and information technology professionals in the public and private sectors in North and South America, Europe and Asia. Clients include Fortune 500 companies, manufacturing, process and energy industries, and other commercial and government customers. Our executive offices are located at 9 West 57th Street, Suite 4170, New York, NY 10019. Our telephone number is (212) 826-8500. General Physics maintains a Web site at http://www.genphysics.com. Nothing contained in such Web site should be deemed a part of this prospectus.


                                  RISK FACTORS


     You should carefully consider the risks described below before making an investment decision. The risks and uncertainties described below may not be the only ones we will face. Additional risks and uncertainties not presently known to us or that we currently deem not material may also impair our business operations. If any of the following risks actually occur, our business, financial condition or results of operations could be materially adversely affected. In such case, the trading price of our common stock could decline, and you may lose all or part of your investment.

Our history of net losses could cause us to need additional capital.

     For the years ended December 31, 1998, 1999, 2000, and 2001, we have experienced net losses of $2,061,000, $22,205,000, $25,392,000 and $945,000, respectively. If such net losses continue, we will need additional capital to fund our operations. If adequate funds are not available, we may be required to curtail our operations.

A spin-off of non-core assets could hamper our ability to generate funds by selling such assets.

     We announced at our 2002 annual meeting of stockholders that we are actively considering (subject to a number of conditions, including the receipt of a favorable tax opinion and the consent of our lenders) transferring certain of our non-core assets into a separate corporation and spinning off that corporation to our stockholders. We would lose our ability to raise funds by selling any assets that are included in any spin-off.

Failure to continue to attract and retain qualified personnel could harm our business.

     Our principal resource is our personnel. A significant portion of our revenue is derived from services and products that are delivered by instructors, engineers, technical personnel and consultants. Our success depends upon our ability to continue to attract and retain instructors, engineers, technical personnel and consultants who possess the skills and experience required to meet the needs of our clients. In order to initiate and develop client relationships and execute our growth strategy, we must maintain and continue to hire qualified salespeople. We must also continue to attract and develop capable management personnel to guide our business and supervise the use of our resources. Competition for qualified personnel can be intense. We cannot assure you that qualified personnel will continue to be available to us. Any failure to attract or retain qualified instructors, engineers, technical personnel, consultants, salespeople and managers in sufficient numbers could adversely affect our business and financial condition.

The loss of our key personnel, including Jerome I. Feldman and Scott N. Greenberg, could harm our business.

     Our success is largely dependent upon the experience and continued services of Jerome I. Feldman, our Chairman and Chief Executive Officer, Scott N. Greenberg, our President and Chief Financial Officer, and our other key personnel. The loss of one or more of our key personnel and a failure to attract suitable replacements for them may adversely affect our business.

Our revenue and financial condition could be adversely affected by the loss of business from significant customers.

     For the years ended December 31, 2000 and 2001 and the quarter ended March 31, 2002, revenue from the United States Government represented approximately 24%, 29% and 33% of our revenue, respectively. However, the revenue was derived from a number of separate contracts and subcontracts with a variety of government agencies and contractors we regard as separate customers. In 2000, 2001 and the first quarter of 2002, except for General Motors Corporation, which accounted for approximately 14%, 11% and 6% of our revenue, respectively, no other customer accounted for more than 10% of our revenue. Most of our contracts and subcontracts are subject to termination on written notice, and therefore our operations are dependent on our clients' continued satisfaction with our services and their continued inability or unwillingness to perform those services themselves or to engage other third parties to deliver such services.

Failure to keep pace with technology and changing market needs could harm our business.

     Traditionally, most of our training and performance improvement services and products have been delivered through instructors, written materials or video. Our future success will depend upon our ability to gain expertise in technological advances rapidly and respond quickly to evolving industry trends and client needs. We intend to deliver many of our training and development services and products, including some services and products previously delivered in "traditional" formats, via interactive multimedia software, such as CD-ROM, and distance-based media, such as video conferencing, intranets and the Internet. We cannot assure you that we will be successful in adapting to advances in technology, addressing client needs on a timely basis, or marketing our services and products in multimedia software and distance-based media formats. In addition, services and products delivered in the newer formats may not provide comparable training results. Furthermore, subsequent technological advances may render moot any successful expansion of the methods of delivering our services and products. If we are unable to develop new means of delivering our services and products due to capital, personnel, technological or other constraints, our business and financial condition could be adversely affected.

Our business and financial condition could be adversely affected by government limitations on contractor profitability and the possibility of cost disallowance.

     A significant portion of our revenue and profit is derived from contracts and subcontracts with the United States Government. The United States Government places limitations on contractor profitability; therefore, government related contracts may have lower profit margins than the contracts we enter into with commercial customers. Furthermore, United States Government contracts and subcontracts are subject to audit by a designated government agency. Although we have not experienced any material cost disallowances as a result of these audits, we may be subject to material disallowances in the future.

Changing economic conditions in the United State and the United Kingdom could harm our business and financial condition.

     Our revenues and profitability are related to general levels of economic activity and employment in the United States and the United Kingdom. As a result, any significant economic downturn or recession in one or both of those countries could harm our business and financial condition. A significant portion of our revenues are derived from Fortune 1000-level companies and their international equivalents, which historically have adjusted expenditures for external training during economic downturns. If the economies in which these companies operate weaken in any future period, these companies may not increase or may reduce their expenditures on external training, which could adversely affect our business and financial condition.

Our financial results are subject to quarterly fluctuations.

     We experience, and expect to continue to experience, fluctuations in quarterly operating results. Consequently, you should not deem our results for any particular quarter to be necessarily indicative of future results. These fluctuations in our quarterly operating results may vary because of, among other things, the overall level of performance improvement services and products sold, the gain or loss of material clients, the timing, structure and magnitude of acquisitions, the commencement or completion of client engagements or custom services and products in a particular quarter, and the general level of economic activity. To the extent they are unexpected, downward fluctuations may result in a decline in the trading price of our common stock.

Competition could adversely affect our performance.

     The training industry is highly fragmented and competitive, with low barriers to entry and no single competitor accounting for a significant market share. Our competitors include several large publicly traded and privately held companies, vocational and technical training schools, degree-granting colleges and universities, continuing education programs and thousands of small privately held training providers and individuals. In addition, many of our clients maintain internal training departments. Some of our competitors offer similar services and products at lower prices, and some competitors have significantly greater financial, managerial, technical, marketing and other resources. Moreover, we expect to face additional competition from new entrants into the training and performance improvement market due, in part, to the evolving nature of the market and the relatively low barriers to entry.

We are subject to potential environmental liabilities and liabilities associated with nuclear incidents.

     We provide services that could subject us to significant environmental, third party and professional liability. If we were found to have been negligent or to have breached our obligations to our clients, we could be exposed to significant fines and penalties and third-party liabilities and our reputation could be adversely affected. Although we believe that we currently have appropriate insurance coverage, since 2000 we have experienced increasing premiums and decreasing quality of available insurance coverage, and we may not be able to obtain appropriate coverage on a cost-effective basis in the future. In addition, we do not presently have coverage for all of the risks to which we are subject. For example, liabilities associated with nuclear incidents may not be covered by our insurance policies, or by indemnification provisions contained in agreements with clients. In addition, these liabilities may not be covered by federal legislation providing liability protection for licensees of the Nuclear Regulatory Commission, typically utilities, for some damages caused by nuclear incidents because we are not a licensee. Finally, few of our contracts with clients contain a waiver or limitation of liability. A nuclear incident could adversely affect our business and financial condition.

     We also provide environmental engineering services to our clients, including the development and management of site environmental remediation plans. Although we subcontract most remediation construction activities, and in all cases subcontract the removal and off-site disposal and treatment of hazardous substances, we could be subject to liability relating to the environmental services we perform directly or through subcontracts. Specifically, if we were deemed under federal and state legislation, including "Superfund" legislation, to be an "operator" of sites to which we provide environmental engineering and support services, we could be subject to liabilities. Our insurance policies may not provide coverage for these risks. Various mechanisms exist whereby the United States Government may limit liability for environmental claims and losses or indemnify us for such claims or losses under governmental contracts. Nonetheless, incurrence of any substantial "Superfund" or other environmental liability could adversely affect our business and financial condition.

We do not anticipate paying cash dividends on our common stock.

     We do not, in the foreseeable future, anticipate paying any cash dividends on our common stock.

Our Chief Executive Officer and directors can exercise significant influence over GP Strategies.

     The holder of a share of our common stock is entitled to one vote per share and the holder of a share of our Class B stock is entitled to ten votes per share. Jerome I. Feldman, our chief executive officer, beneficially owns shares of common stock and Class B stock constituting 21% of our voting stock. Harvey Eisen, one of our directors, beneficially owns shares of common stock and Class B stock constituting 19% of our voting stock. Mark Radzik, another of our directors, is the designee of EGI-Fund (02-04) Investors, L.L.C., which beneficially owns shares of common stock and Class B stock constituting 15% of our voting stock. Messrs. Feldman and Eisen and EGI will be able to influence our management and affairs and all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. This concentration of ownership may have the effect of delaying, discouraging or preventing a change in control and might affect the market price of our common stock.

Our stockholder rights plan and authorized preferred stock could make a third-party acquisition of us difficult.

     We have a stockholder rights plan. Our stockholder rights plan would cause substantial dilution to any person or group that attempts to acquire us on terms not approved in advance by our Board of Directors. In addition, our certificate of incorporation allows us to issue up to 5,000,000 shares of preferred stock, the rights, preferences, qualifications, limitations, and restrictions of which may be fixed by the Board of Directors without any further vote or action by the stockholders. The stockholder rights plan and the ability to issue preferred stock may have the effect of delaying, discouraging or preventing a change in control and might affect the market price of our common stock.

Our certificate of incorporation may discourage foreign ownership of our common stock.

     The United States Departments of Energy and Defense have policies regarding foreign ownership, control or influence over government contractors who have access to classified information, and inquire as to whether any foreign interest has beneficial ownership of 5% or more of a contractor's or subcontractor's voting securities. If either Department determines that an undue risk to the common defense and security of the United States exists, it may, among other things, terminate the contractor's or subcontractor's existing contracts. Our certificate of incorporation allows us to redeem or require the prompt disposition of all or any portion of the shares of our common stock owned by a foreign stockholder beneficially owning 5% or more of the outstanding shares of our common stock if either Department threatens termination of any of our contracts as a result of such an ownership interest. These provisions may have the additional effect of delaying, discouraging or preventing a change in control and might affect the market price of our common stock.

                              SELLING STOCKHOLDERS


     This prospectus relates to the offering by the selling stockholders named in this prospectus of up to 3,334,661 shares of our common stock and up to 600,000 additional shares of our common stock issuable upon conversion of shares of Class B stock. The shares of common stock offered in this prospectus were acquired in private placements or in the open market or may be acquired upon the conversion of shares of Class B stock acquired in private placements.

        The following table sets forth important information with respect to each selling stockholder as of July 15, 2002:

o the name and position or other relationship with our company within the past three years of the selling stockholder;


o the number of shares of our common stock beneficially owned by the selling stockholders (including shares issuable upon conversion of Class B stock or upon exercise of options that are exercisable within 60 days of July 15, 2002) prior to this offering;


o the number of shares of common stock being offered through this prospectus; and


o the number and percentage of our outstanding shares of common stock to be beneficially owned by the selling stockholders after the sale of common stock being offered through this prospectus.


        The selling stockholders do not have to sell all of the shares of common stock being offered through this prospectus.


                                                                     Number of Shares
                                               Number of Shares       Offered by this     Shares Beneficially Owned
                                              Beneficially Owned       Prospectus(1)          After the Offering
Selling Stockholder                         Prior to the Offering                         Number
                                                                                        Percentage

Bedford Oak Partners, L.P.(2)                  2,431,500(3)(4)       2 ,431,500(3)(4)      -(4)              -

EGI-Fund (02-04) Investors, L.L.C.(5)          1,250,000(6)(7)        1,250,000(6)(7)      -(7)              -

Marshall S. Geller(8)                             208,296(9)              203,161        5,135(9)      Less than 1%

Perry Lewis                                         50,000                50,000             -               -
-----------------------

(1) Consists of shares of our common stock currently owned by the selling stockholders as well as shares of our common stock issuable to such selling stockholders upon conversion of shares of our Class B stock owned by such selling stockholders.

(2) Harvey P. Eisen, a director of our company, is the managing member of Bedford Oak Advisors, LLC, the investment manager of Bedford Oak Partners, L.P.

(3) Includes 300,000 shares of common stock issuable upon conversion of 300,000 shares of Class B stock beneficially owned by Bedford Oak Partners, L.P.

(4)  Does not include 135 shares of common stock owned directly by Harvey P.
     Eisen.

(5) Mark A. Radzik, a director of our company, is the designee of EGI to our board of directors.

(6) Includes 300,000 shares of common stock issuable upon conversion of 300,000 shares of Class B stock beneficially owned by EGI.

(7)  Does not include 269 shares of common stock owned directly by Mark A.
     Radzik

(8)  Mr. Geller is a director of the Company.

(9) Includes 5,000 shares of common stock issuable upon exercise of currently exercisable stock options.

         Pursuant to an agreement dated October 19, 2001, we sold to Bedford Oak in a private placement transaction 300,000 shares of our Class B stock for $900,000. Upon the disposition of any of such shares (other than to an affiliate of Bedford Oak who agrees to be bound by the provisions of our agreement with Bedford Oak) or at the request of our board of directors, Bedford Oak is required to exercise the right to convert all of such shares then owned by Bedford Oak into an equal number of shares of our common stock. We are required, at our expense, to file a registration statement to register under the Securities Act the resale by Bedford Oak of the shares of common stock issuable upon conversion of the shares of Class B stock sold to Bedford Oak, and to use our commercially reasonable efforts to cause the such registration statement to become effective under the Securities Act on the earliest possible date. On any date prior to October 19, 2003 during which such registration statement is not effective under the Securities Act, Bedford Oak has the right to require us to purchase from Bedford Oak all, but not less than all, of the shares of Class B stock (and shares of common stock issued upon conversion of such shares) for a purchase price equal to the product of (i) the number of such shares owned by Bedford Oak and (ii) the current market price per share of our common stock. We may pay the purchase price by delivering to Bedford Oak cash or shares of common stock of Millennium Cell Inc.

         Pursuant to an agreement dated May 3, 2002, we sold to Bedford Oak in a private placement transaction 1,200,000 shares of our common for $4,200,000. We are required, at our expense, to file, not later than September 30, 2002, a registration statement to register under the Securities Act the resale by Bedford Oak of such shares, and to use our commercially reasonable efforts to cause such registration statement to become effective under the Securities Act on the earliest possible date.

         Pursuant to an agreement dated May 3, 2002, we sold to Marshall Geller in a private placement transaction 100,000 shares of our common stock for $350,000. We are required, at our expense, to file, not later than September 30, 2002, a registration statement to register under the Securities Act the resale by Bedford Oak of such shares, and to use our commercially reasonable efforts to cause such registration statement to become effective under the Securities Act on the earliest possible date.

         Pursuant to an agreement dated May 3, 2002, we sold to EGI in a private placement transaction 1,000,000 shares of our common stock for $3,500,000 and 300,000 shares of our Class B stock for $1,260,000. Until such time as EGI has disposed of more than 50% (other than to permitted transferees) of such shares, EGI is entitled to designate one representative to serve as a member of our board of directors, subject to our approval. Upon the disposition of any of such shares of Class B stock (other than to an affiliate of EGI or to a transferee approved by our board of directors who in each case agrees to be bound by the provisions of our agreement with EGI), EGI is required to exercise the right to convert all of such shares of Class B stock then owned by EGI into an equal number of shares of our common stock. Until May 3, 2003, we have the right to purchase all, but not less than all, of such shares of Class B stock then owned by EGI at a price per share equal to the greater of (i) the 90 day trailing average of the closing prices of our common stock and (ii) $5.25. If we exercise such right, EGI has the right to sell to us all or part of such shares of common shares then owned by EGI at a price per share of $3.50. If EGI exercises such right and we do not then have adequate liquidity, the repurchase of such shares of common stock may take place over a period of 21 months.

         We are required, at our expense, to file, not later than August 1, 2002, a registration statement to register under the Securities Act the resale by EGI of the shares of common stock sold to EGI and the shares of common stock issuable upon conversion of the shares of Class B stock sold to EGI, and to use our reasonable efforts to cause such registration statement to become effective under the Securities Act.

         We have entered into an advisory services agreement with EGI providing that, to the extent we request and deemed appropriate by EGI, EGI shall assist us in developing, identifying, evaluating, negotiating, and structuring financings and business acquisitions. We have agreed to pay EGI a transaction fee equal to 1% of the proceeds we receive in a financing, or of the consideration we pay in a business acquisition, in respect of which EGI has provided material services.

         Until November 3, 2003, EGI has agreed not to (a) effect, propose to effect, or participate in (i) any acquisition of any of the assets of us or any of our subsidiaries; (ii) any tender or exchange offer, merger, or other business combination involving us or any of our subsidiaries not approved by our board of directors; (iii) any recapitalization, restructuring, liquidation, dissolution, reverse stock split, or other extraordinary transaction with respect to us or any of our subsidiaries not approved by our board of directors; or (iv) any solicitation of a proxy to vote any of our voting securities; (b) form, join, or participate in a group with non-affiliates; (c) otherwise seek to control or influence our management, board of directors, or policies, except through EGI's designee on our board of directors; (d) take any action which might obligate us to make a public announcement regarding any of the types of matters set forth in (a) above; or (e) enter into any discussions or arrangements with any third party with respect to any of the foregoing.

                              PLAN OF DISTRIBUTION

         The common stock being offered by the selling stockholders, or by their respective pledgees, donees, distributees, transferees, or other successors in interest, will be sold in one or more transactions (which may involve block transactions) on the New York Stock Exchange or on another market on which the common stock may from time to time be trading, in privately-negotiated transactions, through the writing of options on the common stock, short sales or any combination thereof. The sale price to the public may be the market price prevailing at the time of sale, a price related to the prevailing market price or at any other price as the selling stockholders determine from time to time. The selling stockholders shall have the sole and absolute discretion not to accept any purchase offer or make any sale of common stock if they deem the purchase price to be unsatisfactory at any particular time.

         The selling stockholders may also sell the common stock directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Brokers acting as agents for the selling stockholders will receive usual and customary commissions for brokerage transactions, and market makers and block purchasers purchasing the common stock will do so for their own account and at their own risk. It is possible that the selling stockholders will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. In addition, the selling stockholders or their successors in interest may enter into hedging transactions with broker-dealers who may engage in short sales of common stock in the course of hedging the positions they assume with a selling stockholder. There can be no assurance that all or any of the common stock offered hereby will be issued to, or sold by, the selling stockholders.

         The selling stockholders and any other persons participating in the sale or distribution of the common stock will be subject to applicable provisions of the Securities Exchange Act and the rules and regulations thereunder. These rules may limit the timing of purchases and sales of any of the common stock by the selling stockholders or any other person participating in the distribution. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and other market activities with respect to the common stock for a specified period of time before the distribution begins. These restrictions may reduce the marketability of the common stock.

         We have agreed to indemnify the selling stockholders, or their respective transferees or assignees, against potentially significant liabilities, including liabilities under the Securities Act.

                                  LEGAL MATTERS

         Certain legal matters with respect to the shares of common stock offered by this prospectus have been passed upon by Andrea D. Kantor, our Vice President and General Counsel. As of July 15, 2002, Ms. Kantor owned 3,238 shares of our common stock and had options to purchase 22,666 shares of our common stock.

                                     EXPERTS

     Our consolidated financial statements as of December 31, 2001 and 2000 have been incorporated in this prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 2001. These financial statements have been incorporated in this prospectus by reference in reliance on the report of KPMG LLP, independent accountants, upon authority of said firm as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the public reference facilities of the SEC located at 450 Fifth Street N.W., Washington D.C. 20549. You may obtain information on the operation of the SEC's public reference facilities by calling the SEC at 1-800-SEC-0330. You can also access copies of this material electronically on the SEC's home page on the World Wide Web at http://www.sec.gov.

     This prospectus is part of a registration statement (Registration No. 333- ) we filed with the SEC. The SEC permits us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file with the SEC after the date of this prospectus will automatically update and supersede this information. However, any information contained herein shall modify or supersede information contained in documents we filed with the SEC before the date of this prospectus. We incorporate by reference our Annual Report on Form 10-K for the year ended December 31, 2001 and our Quarterly Report for the quarter ended March 31, 2002 filed by us with the SEC. We also incorporate by reference any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until we sell all of the shares of common stock being registered or until this offering is otherwise terminated.

     You may write or telephone us to obtain at no cost a copy of any or all of the documents incorporated by reference. You should direct written requests to GP Strategies Corporation, 9 West 57th Street, Suite 4170, New York, NY 10019,
Attn: Secretary. Our telephone number is (212) 826-8500. However, we will not send you exhibits to a document, unless the exhibits are specifically incorporated by reference in the document.

                            GP Strategies Corporation





                                  Common Stock



                                   PROSPECTUS

































                                 AUGUST __, 2002

                                     PART II


                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

     The following table sets forth the expenses in connection with this offering. All of the amounts (except the SEC registration fee) are estimated.

        SEC registration fee                           $1,583.70
        Legal fees and expenses                         5,000.00
        Accounting fees and expenses                    2,500.00
        Miscellaneous                                     416.30
                                                          ------
         Total                                         $9,500.00
                                                       =========


Item 15.  Indemnification of Directors and Officers.

     Under Section 145 of the General Corporation Law of the State of Delaware (the "DGCL"), a corporation may indemnify its directors, officers, employees and agents and its former directors, officers, employees and agents and those who serve, at the corporation's request, in such capacities with another enterprise, against expenses (including attorney's fees), as well as judgments, fines and settlements in nonderivative lawsuits, actually and reasonably incurred in connection with the defense of any action, suit or proceeding in which they or any of them were or are made parties or are threatened to be made parties by reason of their serving or having served in such capacity. The DGCL provides, however, that such person must have acted in good faith and in a manner he or she reasonably believed to be in (or not opposed to) the best interests of the corporation and, in the case of a criminal action, such person must have had no reasonable cause to believe his or her conduct was unlawful. In addition, the DGCL does not permit indemnification in an action or suit by or in the right of the corporation, where such person has been adjudged liable to the corporation, unless, and only to the extent that, a court determines that such person fairly and reasonably is entitled to indemnity for costs the court deems proper in light of liability adjudication. Indemnity is mandatory to the extent a claim, issue or matter has been successfully defended.

     The Company's By-Laws provide that the Company shall, subject to the limitations contained in the DGCL, as amended from time to time, indemnify all persons whom it may indemnify pursuant thereto.

     The Company's Certificate of Incorporation provides that no director shall be liable for monetary damages to the Registrant or its stockholders for any breach of fiduciary duty, except to the extent provided by applicable law (i) for any breach of the director's duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL, or (iv) for any transaction from which such director derived an improper personal benefit.


Item 16.  Exhibits.


  Number                                 Description

       5.1       Opinion of Andrea D. Kantor, Esq.

      23.1       Consent of KPMG LLP

      23.2       Consent of Andrea D. Kantor, Esq. (contained in Exhibit 5.1)

      24.1       Powers of Attorney (included on signature page)

Item 17.  Undertakings.

         (a)     The undersigned Registrant hereby undertakes:

                 (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                 (i) To include any prospectus required by section 10(a)(3)of the Securities Act of 1933.

                 (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                 (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities and Exchange Act of 1934 that are incorporated by reference in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                   (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES



     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, the State of New York, on the 1st day of August , 2002.

                                             GP STRATEGIES CORPORATION


                                             BY:  Jerome I. Feldman
                                                  Chief Executive Officer



                               POWERS OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jerome I. Feldman and Scott N. Greenberg, and each of them, with full power of substitution and resubstitution and each with full power to act without the other, his or her true and lawful attorney-in-fact and agent, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission or any state, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their, his or her substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.


Date:    August 1, 2002       Jerome I. Feldman
                              Chief Executive Officer and Chairman of the Board
                              (Principal Executive Officer)

Date:    August 1, 2002       Scott N. Greenberg
                              President, Chief Financial Officer, and Director
                              (Principal Financial and Accounting Officer)

Date:    August 1, 2002       Marshall S. Geller
                              Director

Date:    August 1, 2002       Roald Hoffmann
                              Director

Date:    August 1, 2002       Bernard M. Kauderer
                              Director

Date:    August 1, 2002       Ogden R. Reid
                              Director

Date:    August 1, 2002       Gordon Smale
                              Director